EXHIBIT 12
                               United Dominion
                               Realty Trust, Inc.
                        Computation of Ratio of Earnings
            to Combined Fixed Charges and Preferred Stock Dividends

                                   (Dollar in
                                   thousands)




    Years Ended December 31,               1991         1992           1993          1994            1995
                                       ------------ ------------  -------------   -----------   -------------


Income before extraordinary item         $3,604         $6,577        $11,197          $19,226        $33,127

Add:
  Portion of rents representative
    of the interest factor                  103            126            143              177            333
  Interest on indebtedness               11,918         11,777         17,237           28,521         40,646
  Adoption of SFAS No. 112 "Employers'
      Accounting for Postemployment
      Benefits"                              --             --             --              450             --
                                        ---------      -------       ----------         -------      --------

    Earnings                            $15,625        $18,480        $28,577          $48,374        $74,106
                                        =========     =========        ========         =========      =========

Fixed charges and preferred
  stock dividend:
  Interest on indebtedness              $11,918        $11,777        $17,237          $28,521        $40,646
  Capitalized Interest                      291             73             --               --             40
  Portion of rents representative
    of the interest factor                  103            126            143              177            333
                                        ---------     ---------       --------         ---------       ---------
     Fixed charges                       12,312         11,976         17,380           28,698         41,019
                                        ---------     ---------       --------         ---------       ---------
Add:
  Preferred stock dividend                   --             --             --               --          6,637
                                        ---------     ---------       --------         ---------    ------------

     Combined fixed charges and
       preferred stock dividend         $12,312        $11,976        $17,380          $28,698        $47,656
                                       ==========     ========        ========          =======        ========

Ratio of earnings to fixed charges         1.27 x         1.54 x         1.64 x           1.69 x         1.81 x

Ratio of earnings to combined fixed
      charges and preferred stock
      dividend                             1.27           1.54           1.64             1.69           1.56

